Exhibit 5.3 Squire Sanders (US) LLP 555 South Flower Street, 31st Floor Los Angeles, CA 90071 Office: +1 213 624 2500 Facsimile: +1 213 623 4581 squiresanders.com Our Reference: 013399.00067

September 23, 2013

Knott’s Berry Farm

One Cedar Point Drive

Sandusky, Ohio 44807

RE:    Registration Statement on Form S-4

Ladies and gentlemen:

We have acted as special California counsel for Knott’s Berry Farm, a California general partnership, (“Knott’s”) in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”), filed by Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair”), Magnum Management Corporation, an Ohio corporation (“Magnum Management”), and Canada’s Wonderland Company, a Nova Scotia unlimited liability company (“Cedar Canada” and together with Cedar Fair and Magnum Management, the “Issuers”) on September 23, 2013 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Upon the effectiveness of and pursuant to the Registration Statement, the Issuers propose to offer to exchange up to $500,000,000 aggregate principal amount of the Issuers’ 5.25% Senior Notes due 2021 (the “Exchange Notes”) and the guarantees thereof (the “Exchange Guarantees” and, together with the Indenture and the Exchange Notes, the “Exchange Note Documents”) by Knott’s and by certain other subsidiaries of the Issuers (collectively, the “Other Guarantors,” and together with Knott’s, the “Guarantors”) for an equal aggregate principal amount of the Issuers’ outstanding unregistered 5.25% Senior Notes due 2021 issued on March 6, 2013 (the “Initial Notes”) and the Guarantors’ guarantees thereof (the “Initial Guarantees”). The Exchange Notes and the Exchange Guarantees are to be issued pursuant to the terms of the Indenture, dated as of March 6, 2013 (the “Indenture”), by and among the Issuers, the Guarantors and Bank of New York Mellon, as trustee (the “Trustee”), which Indenture is filed as Exhibit 4.1 to the Registration Statement. This opinion is being furnished to Knott’s in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as expressly set forth herein.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, agreements and certificates, including without limitation the Amended and Restated Agreement of General Partnership of Knott’s Berry Farm, effective as of January 1,

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2002, and a certificate executed by the Secretary or another officer of Cedar Fair and of Magnum Corporation, the general partners of Knott’s, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion letter. In our examination, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of Knott’s), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Issuers and the Guarantors.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.      Knott’s is a general partnership and is validly existing under the laws of the State of California. Knott’s has the partnership power and authority to own its properties and assets and to carry on the business of operating, directly or through its general partner Cedar Fair or through its affiliated companies, the Knott’s Berry Farm Theme Park and Knott’s California Marketplace in Buena Park, California, and all rides, amusements, concessions, parking and other activities now or hereafter operated at such parks.

2.      Knott’s has the partnership power and authority to execute and deliver the Exchange Guarantee to which it is a party and to perform its obligations thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by Knott’s of the Exchange Guarantee to which Knott’s is a party and the consummation of the transactions contemplated thereby has been duly and validly taken by Knott’s.

3.      The Indenture (including the issuance of the Exchange Guarantee thereunder by Knott’s) has been duly authorized, executed, and delivered by Knott’s.

4.      The Exchange Guarantee to which Knott’s is guarantor has been duly authorized, executed, and delivered by Knott’s.

The foregoing opinion that Knott’s is validly existing under California law should be understood to mean only that Knott’s has not terminated or been merged or converted into another entity.

This opinion is based solely upon the laws of the State of California, and no opinion is being expressed with respect to any matters which may arise under the laws of any other jurisdiction or any effect which such laws might have on the opinions set forth herein.

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This opinion speaks as of its date and we assume no obligation to advise you of any events or circumstances occurring after this date that may change any opinion or statement of belief expressed above.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We further consent to the reliance hereon by Simpson Thacher & Bartlett LLP in connection with its rendering its opinions to you with respect to the transactions contemplated in the Indenture and the Registration Statement.

Respectfully submitted,

/s/ Squire Sanders (US) LLP

Squire Sanders (US) LLP